Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
CERTIFICATE OF INCORPORATION	Delivered 11:49 AM 04/28/2025
FILED 11:49 AM 04/28/2025
OF	SR 20251822582 - File Number 10176511

BW Industrial Holdings Inc.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST:	The name of this Corporation: BW Industrial Holdings Inc.

SECOND:	The address of its registered office in the State of Delaware is 108 W. 13th Street, Suite 100, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent at such address is Vcorp Agent Services, Inc.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of capital stock which the Corporation shall have authority to issue is: 100,000,000 shares Common Stock with $0.0001 par value.

FIFTH:	The name and mailing address of the incorporator is Lu Gao, 950 Third Avenue, 19th Floor, New York, New York 10022.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this April 25, 2025.

/s/ Lu Gao
Lu Gao,
Incorporator